UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

28903 North Avenue Paine Valencia, California		91355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2014, MannKind Corporation (“MannKind”) and Amphastar France Pharmaceuticals S.A.S., a French corporation (“Amphastar”), entered into a Supply Agreement, pursuant to which Amphastar will manufacture for and supply to MannKind certain quantities of recombinant human insulin (“Insulin”) for use in MannKind’s product AFREZZA®. Under the terms of the Supply Agreement, Amphastar will be responsible for manufacturing the Insulin in accordance with MannKind’s specifications and agreed-upon quality standards. MannKind has agreed to purchase annual minimum quantities of Insulin under the Supply Agreement of an aggregate of approximately €120.1 million in calendar years 2015 through 2019. MannKind may request to purchase additional quantities of Insulin over such annual minimum quantities.

Unless earlier terminated, the term of the Supply Agreement expires on December 31, 2019 and can be renewed for additional, successive two year terms upon 12 months written notice, given prior to the end of the initial term or any additional two year term. MannKind and Amphastar each have normal and customary termination rights, including termination for material breach that is not cured within a specific time frame or in the event of liquidation, bankruptcy or insolvency of the other party. In addition, MannKind may terminate the Supply Agreement upon two years’ prior written notice to Amphastar without cause or upon 30 days prior written notice to Amphastar if a controlling regulatory authority withdraws approval for AFREZZA, provided, however, in the event of a termination pursuant to either of the latter two scenarios, the provisions of the Supply Agreement require MannKind to pay the full amount of all unpaid purchase commitments due over the initial term within 60 calendar days of the effective date of such termination.

The foregoing description of the Supply Agreement is only a summary and is qualified in its entirety by reference to the Supply Agreement, a copy of which will be filed as an exhibit to MannKind’s quarterly report on Form 10-Q for the quarter ended September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION

Dated: July 31, 2014	By:	/s/ Matthew J. Pfeffer
Name: Matthew J. Pfeffer
Title: Corporate Vice President and Chief Financial Officer